EXHIBIT 34.1

         Annual Independent Accountant's Report in Respect of Servicing
                      for the year ended December 31, 2007
                        (Goldman Sachs Mortgage Company)



             Report of Independent Registered Public Accounting Firm

To the Board of Directors of Goldman Sachs Mortgage Company:

     We have  examined  management's  assertion,  included  in the  accompanying
Report on Assessment with Compliance with Servicing Criteria for Asset-Backed Securities, that Goldman Sachs Mortgage Company complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for asset-backed securities transactions for which Goldman Sachs Mortgage Company acted as master servicer involving auto loans other than transactions consummated prior to the effectiveness of Regulation AB (the Platform), as of December 31, 2007 and for the period from January 1, 2007 to December 31, 2007 excluding criteria 1122(d)(1)(i), 1122(d)(1)(iii)-(iv),
1122(d)(2)(i)-(vii),   1122(d)(3)(i)-(iv),  and  1122(d)(4)(i)-(xv),  which  the
Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Management's assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion based on our examination.

     Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

     In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of December 31, 2007 and for the period from January 1, 2007 to December 31, 2007, for asset-backed securities transactions for which Goldman Sachs Mortgage Company acted as master servicer involving auto loans other than transactions consummated prior to the effectiveness of Regulation AB is fairly stated, in all material respects.

March 31, 2008

/s/ PricewaterhouseCoopers LLP
    --------------------------
    PricewaterhouseCoopers LLP

Detroit, Michigan